Exhibit 10.1

P O Box 537012 Sacramento CA 95853-7012

Elizabeth Zacharias

Vice President

Human Resources

July 29, 2011

Christopher C. Cambria

xxxxx

xxxx, xx xxxx

Dear Chris:

We are very excited by the prospect of your joining our team and believe you will make a significant contribution to the success of our business. On behalf of GenCorp Inc., I am delighted to offer you the position of Vice President, General Counsel. In this position, you will report directly to Scott Seymour, President and CEO.

The details of your offer include:

•	Start Date. Your employment date with the company is negotiable and will be determined upon completion of our post-offer, pre-employment screening process.

•	Salary. Your bi-weekly base salary will be $11,923.08 ($310,000.00 per annum). Your position is considered exempt.

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Hiring Bonus. You will receive a sign-on bonus in the amount of $25,000.00. This payment will be paid to you minus applicable taxes during your first 30 days of employment. This sign-on bonus is conditioned upon: 1) your acceptance of the offered position; and 2) your agreement not to terminate your employment with GenCorp for a period of one year. In the event that you voluntarily terminate your employment or are terminated for cause within the one-year period, you hereby agree to reimburse GenCorp for this sign-on bonus within 30 days of employment termination.

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Annual Bonus. You will be eligible to participate in the Company’s annual incentive plan, beginning with GenCorp’s fiscal year 2011. Your incentive opportunity will be 50% of your annual base salary. Annual incentive payments are payable in the quarter following the end of the fiscal year and in accordance with GenCorp’s regular pay practices. Payment of the annual incentive amounts, even if performance goals are met, is at the discretion of the CEO and the

Board of Directors. All bonus payments require you to be employed by GenCorp on the date of payment.

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Stock Appreciation Rights. You will be eligible to participate in the Stock Appreciation Rights (SARs) or similar program applicable to corporate executives under the GenCorp Amended and Restated 2009 Equity and Performance Incentive Plan. Grants typically are made on an annual basis, although the frequency of grants is subject to the discretion of the CEO and the Board of Directors. The number of SARs granted is based on competitive norms associated with base salary, subject to management’s judgment of the individual’s performance and potential.

You will be granted 20,000 SARs effective as of the date your employment begins. The SARs will vest in three equal increments on each of the first three anniversaries of the grant date.

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Long-term Incentive Program. You will be eligible to participate in the long term incentive program under the Amended and Restated 2009 Equity and Performance Incentive Plan as approved by the Board of Directors. In recent years, key executives received grants of stock which vest if specified performance goals are achieved. Such grants are normally made during GenCorp’s first fiscal quarter. Your long long-term incentive target is 60% of your base salary.

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Benefit Restoration Plan. For eligible employees, the Company has a non-qualified, unfunded, benefits restoration plan that is designed to restore 401(k) contributions and pension benefits that cannot be provided under the normal qualified plans due to certain Internal Revenue Code limitations.

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Relocation. To assist you with your relocation to the Sacramento area, we are offering you the benefits outlined in the enclosed relocation summary. Following your written acceptance of our offer, a Brookfield Global Relocation Services representative will contact you to initiate your move. All relocation activities must be completed within twelve (12) months from your start date. You should be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign or be terminated for cause within eighteen (18) months after hire.

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401(k). You will be eligible to participate in the GenCorp Retirement Savings Plan. The plan provides a 100% matching contribution up to the first three-percent of your contributions to the plan and a 50% match on your next three-percent of contributions. All company-matching contributions vest immediately.

•	Vacation. You will be eligible for three (3) weeks of paid vacation. Vacation accrues by pay period

•	Benefits. GenCorp offers a comprehensive benefits program that provides a number of benefit levels and options from which to choose. Additional benefits information is enclosed with this letter.

Please note, GenCorp reserves the right to revoke this offer at any time before employment begins. In addition, all offers of employment are contingent upon your successful completion of the following steps:

1.	A background investigation and reference checks.

2.	Successfully passing a post-offer, pre-employment alcohol and drug screening.

3.	Your submission to a post-offer medical evaluation as determined by the position’s physical, safety and environmental requirements, and demonstrating your ability to satisfy the physical requirements of the job.

4.	Your providing proof to GenCorp (as required by Federal law) of your legal right to work in the United States. It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work. The documents described in the enclosed list are acceptable for this purpose. If you will have any difficulty providing this documentation on your start date, please notify us immediately.

5.	Your receiving appropriate security clearances (if required).

6.	Your completing, signing and returning all of the enclosed documents. A checklist and a return envelope are included for your convenience.

As an employee of GenCorp, you will be employed at will, which means that your employment can terminate at will by either you or GenCorp. This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at GenCorp’s option. You acknowledge, by signing this letter and accepting employment, that your employment with GenCorp is at-will. Nothing in this offer letter, including the provisions of the relocation program, should be construed as a modification of this employment at-will policy. This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at GenCorp’s option. Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with the Company, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of GenCorp.

Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans. Summary descriptions of the GenCorp employee benefit plans are available upon request.

There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with GenCorp.

Scott Seymour and I are pleased to welcome you to the GenCorp team. If you have any questions, please feel free to contact me at (916) 355-2160. To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.

Sincerely,

/s/ Elizabeth Zacharias

Elizabeth Zacharias
Vice President, Human Resources

Enclosures

Accepted this 1st day of September, 2011

Signature /s/ Christopher C. Cambria